EXHIBIT 99.1

Contact:
Susan A. Brownie
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2006 RESULTS

Highlights:

Fourth Quarter

•	Revenues of $8.6 million in the fourth quarter of 2006, up 6% over the fourth quarter of 2005

•	Net income of $1.1 million in the fourth quarter of 2006, compared to $1.2 million in the fourth quarter of 2005

•	EBITDA of $1.9 million in the fourth quarter of 2006, compared to $1.7 million in the fourth quarter of 2005

•	Four-year agreement signed in October with HCA

•	Dale Polley named chairman of the audit committee, as of February 2007

Full Year

•	Revenues for the year of $31.8 million, up 16% over 2005

•	Net income for the year of $2.5 million, compared to $1.9 million for 2005, an increase of 31%

•	1,352,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2006, up from 1,173,000 at December 31, 2005, a 15% year over year increase

•	EBITDA of $5.5 million for 2006, up from $4.3 million for 2005

NASHVILLE, Tenn. (February 20, 2007)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2006.

Financial Results:
Fourth Quarter 2006 Compared to Fourth Quarter 2005
Revenues for the fourth quarter of 2006 increased by $517,000, or 6.4 percent, to $8.6 million, compared to $8.0 million for the fourth quarter of 2005. Revenues from our hospital-based customer channel (HCO) accounted for substantially all of the increase compared to the prior year quarter, including growth of $510,000 from our HealthStream Learning Center™ (HLC) subscriber base and $103,000 related to growth from several recently introduced courseware subscription products. HLC revenue for the fourth quarter of 2006 reflects the impact of a reduction in the base price under our new four-year agreement with HCA. Revenues from our pharmaceutical and medical device customer channel (PMD) were comparable to the prior year quarter, including a decline in live events revenue of $112,000, which was offset by modest revenue increases in other products provided to this customer channel. Revenues associated with the survey and research business grew modestly in the fourth quarter of 2006 compared to the fourth quarter of 2005.

The portion of revenues derived from our Internet-based subscription products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirectTM), and HospitalDirectTM, increased by $595,000, or 14 percent, over the prior year quarter. The percentage of total revenues from Internet-based subscription products improved to approximately 58 percent for the fourth quarter of 2006 from 54 percent for the fourth quarter of 2005.

Gross margins (which we define as revenues less cost of revenues divided by revenues) for the fourth quarter of 2006 improved to 68 percent, compared to 64 percent for the prior year quarter. This change resulted from an increase in the portion of revenues from our Internet-based subscription products which have higher margins than our project-based services.

Net income for the fourth quarter of 2006 was $1.1 million, or $0.05 per share (diluted), compared to $1.2 million, or $0.05 per share (diluted), for the fourth quarter of 2005. Consistent with our adoption of SFAS 123R effective January 1, 2006, share-based compensation expense was $138,000 during the fourth quarter of 2006 compared to $0 for the fourth quarter of 2005. Share-based compensation expense is allocated to all operating categories consistent with the classification of related personnel. During 2006, we continued to expand our sales force and account management team, which resulted in higher sales and marketing expenses. In addition, we began amortization of capitalized software feature enhancements related to the next generation of our HLC, which were made available to new customers during the fourth quarter of 2006, as well as experiencing increased amortization associated with capitalized courseware. Finally, increases in other general and administrative expense relate to additional personnel and sales management tracking tools.

EBITDA (which we define as earnings before interest, taxes, share-based compensation, depreciation, and amortization) improved to $1.9 million for the fourth quarter of 2006, compared to $1.7 million for the fourth quarter of 2005. This improvement is consistent with the factors mentioned above.

Full Year 2006
Revenues for the year ended December 31, 2006 increased by $4.4 million or 16 percent to $31.8 million from $27.4 million for 2005.The growth in revenues included $2.2 million from our HLC subscriber base, $1.4 million associated with the timing of the acquisition of Data Management and Research (DMR) at the end of the first quarter of 2005 and $0.8 million associated with growth in survey and research products. Revenues for 2006 from our HCO customer channel, which includes DMR, totaled $25.4 million and $6.4 million from our PMD customer channel. In 2005, revenues consisted of $21.2 million for HCO, which included DMR from March 29 to December 31, 2005, and $6.2 million for PMD.

Full year 2006 revenues from our HLC subscriber base grew $2.2 million, or 18 percent, over 2005, while full year 2006 courseware subscription revenues increased $115,000, or 4 percent, over the prior year with several new product offerings, including $350,000 associated with fetal monitoring courseware and $190,000 associated with patient safety courseware that, together, more than offset declines associated with HIPAA courseware subscriptions. The revenue increases for HCO were partially offset by a $243,000 decline associated with maintenance fees from our installed learning management product. PMD revenues increased modestly over the prior year, primarily related to $236,000 of growth in clinical education activities and approximately $100,000 of growth in sales of our RepDirect™ courseware, which were partially offset by declines in project-based services, including our live events and association business.
Gross margins improved to 66 percent for 2006, up from 64 percent for 2005. This improvement resulted from growth in revenues from our Internet-based subscription products, which provide higher margins than our project-based services. Cost of revenue increases were primarily associated with incremental direct costs resulting from growth in our survey and research products and higher direct costs for our live events business.

Net income for 2006 was $2.5 million, or $0.11 per share (diluted), compared to $1.9 million, or $0.09 per share (diluted), for 2005. While revenues and gross margins improved over the prior year, we experienced increases in our operating expenses, which included approximately $682,000 of share-based compensation expense for 2006. Increases in sales and marketing expense relate primarily to growth in our sales force, including our account management team, as well as increased marketing expenses associated with our Annual Learning Summit held in April 2006. Increases in amortization expense are associated with capitalized software feature enhancements primarily related to the next generation of our HLC which, as mentioned above, we began amortizing during the fourth quarter of 2006 when such enhancements were made available to new customers, as well as increases associated with capitalized courseware. Product development and other general and administrative expense increases relate to additional personnel and sales management tracking tools. These expense increases were partially offset by higher interest income from cash and investments of approximately $303,000.

EBITDA improved to $5.5 million for 2006 compared to $4.3 million for 2005. This improvement is a result of the factors mentioned above.

Other Financial Indicators
At December 31, 2006, the Company had cash, investments, and related interest receivable of $12.8 million, down from $13.3 million at September 30, 2006, and up from $12.2 million at December 31, 2005. The decline from September 30, 2006 resulted from payments for property and equipment and capitalized software feature enhancements and content of $1.3 million, and delays in cash receipts from certain customers which resulted in an increase in accounts receivable. For the full year 2006, we capitalized $2.7 million associated with software feature enhancements and content in addition to spending $1.4 million on property and equipment. During 2005, we capitalized $0.6 million of software feature enhancements and content and spent $0.8 million on property and equipment.

Our days sales outstanding (DSO, which we calculate by dividing the average accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the year) increased to 64 days for the full year 2006 from 59 days for the full year 2005. This increase is primarily due to delays in cash receipts from certain PMD customers, a portion of which relate to pass through expenses.

Expansion of the Line of Credit
On February 16, 2007, HealthStream signed an amendment to its line of credit with SunTrust Bank increasing the availability under the line from $7.0 million to $10.0 million. The unsecured note matures on July 21, 2009 and bears interest at a variable rate based on the 30 Day LIBOR Rate plus 150 basis points. Unused balances are subject to a 10 basis point commitment fee. The facility includes certain financial and other covenants, including a maximum leverage ratio and a funded debt to total capitalization limit. The line of credit agreement provides flexibility as we continue to invest in our learning platform and look to acquire complementary technologies and companies. As of February 20, 2007, the Company had no balances outstanding under this line of credit.

Hospital-based Customer Channel (HCO) Update
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks. Our research products are helping healthcare organization executives gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services.

During the fourth quarter of 2006, we successfully launched a new and enhanced version of our Internet-based HLC, which we reference as the Next Generation HLC. This new version of the HLC will enable us to more efficiently integrate the delivery of new product offerings to healthcare professionals who subscribe to our learning solutions. We believe the Next Generation HLC will be a cornerstone to our future growth.

At December 31, 2006, approximately 1,352,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number was up from approximately 1,173,000 at December 31, 2005. The total number of contracted subscribers at December 31, 2006 was approximately 1,452,000, up from approximately 1,272,000 at December 31, 2005. “Contracted subscribers” include both those already implemented (1,352,000) and those in the process of implementation (180,000).

The volume of our HLC customers up for renewal during 2006 increased over prior year levels. We measure our renewal rates by the number of full time equivalents (FTEs) renewed and by the annual contract value renewed. For the fourth quarter ended December 31, 2006, approximately 99 percent of FTEs renewed, and the annual contract value renewal rate was 77 percent. Among our customers that renewed in the fourth quarter was HCA Information Technology & Services, Inc., a subsidiary of HCA, who entered into a new four-year agreement with us for enterprise-wide learning services. Excluding the impact of the new HCA agreement in the fourth quarter, we renewed 97 percent of FTEs and 117 percent of annual contract value. For the full year 2006, approximately 96 percent of FTEs renewed, and the annual contract value renewal rate was 90 percent (including the impact of the new HCA agreement).

Pharmaceutical and Medical Device Customer Channel (PMD) Update
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

We focused on transitioning many of our PMD service offerings to Internet-based products during 2006. This transition resulted in an increase in revenues from subscription-based products, which carry a higher gross margin, and a decrease in revenues from project-based development services. We continue to migrate the distribution, registration, and tracking of our traditionally offline activities to the HLC to improve service and provide a single view of learner activity.

During 2006, we continued to improve adoption of both RepDirect™, which includes products to increase the clinical knowledge of medical device sales representatives, and HospitalDirect™, which includes a range of learning solutions designed to increase the speed of adoption of new products and the awareness of new protocols among hospital-based healthcare professionals. The initial adopters of HospitalDirect™ either expanded the number of products for which training is available or extended the term for the distribution of such training during 2006.

Executive Personnel Announcement
Kevin P. O’Hara, currently vice president of product and platform strategy, has been promoted to senior vice president and general counsel. Since joining HealthStream in 2001, Kevin has provided leadership for our product management efforts, initially within our pharmaceutical and medical device company customer channel, and, most recently, across all products. Prior to joining HealthStream, Kevin served as vice president of operations and development at smallbusiness.com. Previous to that position, he was a corporate attorney at Bass, Berry & Sims PLC, with a specialty in technology, electronic commerce, and healthcare.

Audit Committee Chair Announcement
The Board has designated Dale Polley as the chair of HealthStream’s audit committee. Dale Polley succeeds Ron Hinds as the audit committee chair.  As a leader in banking and capital markets, Dale Polley has held several highly visible positions, including director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Prior to his retirement, he served as president and vice chairman of the Board of Directors of First American Corporation and First American National Bank. The addition of both Dale Polley and Gerry Hayden to HealthStream’s audit committee adds to the financial expertise and experience of the Board.
Ron Hinds will continue to serve on the audit committee and Board until April 2, 2007, at which time all filing and reports associated with the year ended December 31, 2006 are expected to be completed. Over the last four years, Ron Hinds has brought considerable financial oversight and guidance to the Company in his role as audit committee chair and board member. His contributions have supported our corporate governance initiatives and will have a positive impact on the board well after his departure.

Financial Outlook 2007
Revenues for the first quarter of 2007 are expected to range between $7.3 to 7.5 million, comparable to the same prior year quarter, with growth expected from our HLC and courseware subscription revenues. PMD revenues are expected to decline from the same prior year quarter, due to a live event in 2006 that is not recurring in 2007. Due to the expected growth in Internet-based subscription revenues and declines in live event revenues, we expect gross margins to improve when compared with the same prior year quarter, resulting in margins that are comparable with the fourth quarter of 2006.

We expect net income for the first quarter of 2007 to range between breakeven and $0.01 per diluted share, down when compared to the same prior year quarter primarily as a result of $240,000 of increased amortization related to the investment in the Next Generation HLC, which was launched in the fourth quarter of 2006, as well as increased amortization of courseware. We anticipate further enhancements of our Next Generation HLC during 2007 to support further scalability, performance, and new product introductions. Other factors expected to impact first quarter net income include increases in product development, along with sales and account management personnel compensation expenses.

Full year 2007 revenues are expected to grow between 10 and 12 percent over 2006 with each quarter, except the first quarter, improving over the same quarter from the prior year. Gross margins are expected to improve moderately over 2006 levels as we continue to grow our internet-based, subscription revenues and reduce our emphasis on lower margin live events and project-based services. We anticipate net income per diluted share for the full year of 2007 will range between $0.12 and $0.14. We expect increases in product development, sales, and account management expenses. These increases are associated with new products and additional personnel. We anticipate increased amortization expense associated with our NextGeneration HLC platform, our new Competency Center product, and certain courseware. We also expect general and administrative expenses to increase, resulting from costs associated with compliance with Section 404 of the Sarbanes Oxley Act and stock-based compensation. Capital expenditures and content purchases are expected to approximate $4.5 million in 2007, with approximately $2.1 million of the anticipated spending expected for the purchase of hardware and software associated with delivery of our products and services. The remainder relates to development of software feature enhancements, new products, and content.

Commenting on results, Robert A. Frist, Jr., chief executive officer, said, “During 2006, we contracted an additional 180,000 users to our learning platform, providing strong evidence that HealthStream continues to be the preferred learning partner among the nation’s acute-care hospitals. Our leadership in the industry has, in turn, contributed to our financial performance in 2006, including a 16 percent increase in revenues and a 31 percent increase in net income over 2005.”

A conference call with Robert A. Frist, Jr., chief executive officer, Susan Brownie, senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, February 21, at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 (no passcode needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8567 (no passcode needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #231031; account #286) for domestic callers and 201-689-8567 (conference ID #231031; account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.45 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$8,557	$8,040	$31,783	$27,359

Operating expenses:
Cost of revenues (excluding depreciation and amortization)	2,755	2,858	10,869	9,745
Product development	885	828	3,503	2,928
Sales and marketing	1,710	1,321	7,020	5,452
Depreciation and amortization	819	648	2,889	2,678
Other general and administrative	1,450	1,286	5,593	4,959

Total operating expenses	7,619	6,941	29,874	25,762
Operating income	938	1,099	1,909	1,597
Other income, net	166	100	619	338

Income before income taxes	1,104	1,199	2,528	1,935
Income tax provision	26	7	28	22

Net income	$1,078	$1,192	$2,500	$1,913

Net income per share:
Net income per share, basic	$0.05	$0.06	$0.12	$0.09

Net income per share, diluted	$0.05	$0.05	$0.11	$0.09

Weighted average shares outstanding:
Basic	21,928	21,253	21,577	21,051

Diluted	22,463	21,881	22,359	21,942

Summary Financial Data — Continued
(In thousands)

Income before interest, taxes, share-based compensation, depreciation and amortization or EBITDA(1):

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$1,078	$1,192	$2,500	$1,913
Interest income	(177)	(108)	(657)	(355)
Interest expense	9	8	37	23
Income taxes	26	7	28	22
Share-based compensation expense	138	—	682	—
Depreciation and amortization	819	648	2,889	2,678

Income before interest, taxes, share-based compensation, depreciation and amortization	$1,893	$1,747	$5,479	$4,281

(1)	In order to better assess the Company’s financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization (“EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company’s results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005(1)
ASSETS

Current assets:
Cash, short term investments and related interest receivable	$12,759	$12,194
Accounts and unbilled receivables, net (2)	7,793	5,397
Prepaid and other current assets	1,928	1,173

Total current assets	22,480	18,764
Capitalized software feature enhancements, net	2,572	584
Property and equipment, net	2,184	2,103
Goodwill and intangible assets, net	13,073	13,582
Other assets	699	183

Total assets	$41,008	$35,216

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued and other liabilities	$5,189	$4,531
Deferred revenue	5,376	4,503
Current portion of long-term liabilities	177	166

Total current liabilities	10,742	9,200
Long-term liabilities, net of current portion	632	216

Total liabilities	11,374	9,416

Shareholders’ equity:
Common stock	95,134	93,800
Accumulated deficit	(65,500)	(68,000)

Total shareholders’ equity	29,634	25,800

Total liabilities and shareholders’ equity	$41,008	$35,216

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2005.

(2)	Includes unbilled receivables of $1,275 and $706 and other receivables of $4 and $10 at December 31, 2006 and December 31, 2005, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2007 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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